     EXHIBIT 99.2

August 14, 2001

TANISYS® TECHNOLOGY, INC.

Tanisys Technology, Inc.
Secures New Financing

Austin, TX – Tanisys Technology, Inc. (OTCBB: TNIS) (“Tanisys”), a leading supplier of automated test equipment for a wide variety of semiconductor memory technologies, announced today that it has secured $2,575,000 in private financing. The funds will be utilized by Tanisys to continue its product development and marketing efforts and to provide working capital for the Company’s operations. Charles T. (Chuck) Comiso, President and Chief Executive Officer of Tanisys, stated “We are pleased to have secured this financing given the extremely difficult financing market that exists today. Tanisys has felt the extreme negative impact of the sudden reduction in demand for test capacity and capital equipment related to semiconductor memory testing. Although Tanisys’ management has taken immediate action to reduce the workforce by 20% and overall expenses by 30% over the past four months, this does not alleviate the need for additional funding of the business. This capital infusion will provide Tanisys with working capital and funds to continue development of new technology systems and sales of Tanisys product offerings.”

In connection with the financing, Tanisys issued 2,575,000 shares of its Series A Preferred Stock for $1.00 per share. Each share of Series A Preferred Stock is initially convertible into 33.334 shares of Tanisys common stock. The holders of the Series A Preferred Stock will be entitled to a cumulative annual dividend of 15%, which, at the option of the holders of the Series A Preferred Stock, may be paid in cash or in additional shares of Series A Preferred Stock. The holders of the Series A Preferred Stock will have a liquidation preference in the event of any liquidation, sale, merger or similar event, and have registration rights and other customary rights. Tanisys has also agreed to make payments to the holders of the Series A Preferred stock, to the extent its cash flow meets certain levels, until the holders have received the amount of their investment in the Series A Preferred Stock, has granted a security interest in all of its assets to secure its obligation to make these payments, and has agreed to issue additional shares of Series A Preferred Stock equal to 50% of the then fully diluted common stock to the investors if Tanisys fails to return the amount of their investment, plus the mandatory dividends , by July 15, 2003. Tanisys has also agreed to issue, at up to six different times, additional shares of Series A Preferred Stock to the investors equal to 25% of the then fully diluted common stock if Tanisys fails to meet any of certain financial targets, beginning with the quarter ending September 30, 2001. If the slowdown in the worldwide semiconductor industry continues for an extended period of time, the Company may not meet one or more of the specified financial targets, thus triggering the issuance of additional shares of Series A Preferred Stock.

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The semiconductor, personal computer and telecommunication markets continue to show considerable down trends from historical high levels in 2000. These markets presently also demonstrate slow acceptance of new semiconductor technologies such as DDR Sync DRAM and Rambus memory that directly affect the Company’s performance. Should these conditions continue, management of the company can make no assurances that the Company will meet any of the financial targets set forth in the Series A Private Placement Agreement.

New Century Equity Holdings Corp. (Nasdaq: NCEH) (“New Century”) participated in the financing through the purchase of $1 million of the Company’s Series A Preferred Stock.

Tanisys has agreed to call a special meeting of its shareholders to vote on a proposal to authorize additional common stock necessary to facilitate the conversion of the Series A Preferred Stock. The holders of the Series A Preferred Stock will be entitled to vote with the holders of the common stock at the special meeting, and will control sufficient votes to approve the proposal. Immediately after the special meeting, the shares of Series A Preferred Stock initially issued would be convertible into approximately 78% of the then outstanding common stock. If Tanisys is required to issue all of the shares of Series A Preferred Stock that it could potentially be required to issue in connection with the Series A financing, those shares would be convertible into approximately 97% of the then outstanding common stock.

In connection with the transaction described above, two members of the Board of Directors of Tanisys resigned, and New Century appointed two directors to the Board. Subject to certain requirements, New Century will have the right to appoint a third member to Tanisys’ five member Board of Directors.

Also in connection with the transaction described above, the Board of Directors of Tanisys approved, subject to shareholder approval, a new stock option plan, pursuant to which the Board may grant stock options covering up to 15% of the fully diluted common stock, including the Series A Preferred Stock as-if-converted into common stock.

Shareholders will receive additional information regarding the matters described herein in the proxy materials related to the special meeting.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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INVESTOR RELATIONS: Tanisys Technology, Inc. Ph: 512-335-4440 E-Mail: InvestorRelations@tanisys.com 7